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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:       (Media)                    (Investors)
                Todd Beck                  Dawn Berrie
                Uproar Inc.                Uproar Inc.
                310/264-4336               917/351-2889
                todd@iwin.com              dberrie@uproar.com


                UPROAR INC. COMPLETES ACQUISITION OF IWIN.COM AND
                          UNVEILS THE `UPROAR NETWORK'

October 23, 2000, New York - Strengthening its position as a leading interactive entertainment company, Uproar Inc. (Nasdaq/EASDAQ: UPRO), the producer of online game and game-show site uproar.com, today completed its acquisition of iwin.com, Inc., a leading games-for-prizes and Internet lottery site. Uproar Inc. also introduced its new operating structure, which features uproar.com, iwin.com, and several other sites coming together to form the Uproar Network. [Uproar Logo: http://www.iwin.com/company/logos_iwin.asp]

"With the close of the iwin transaction, we believe Uproar has achieved the scale needed to thrive in the rapidly consolidating online media space," said Kenneth Cron, Chairman and CEO of Uproar Inc. "As the industry matures, we will seek continued growth, both internally and via strategic acquisitions, to solidify our position as a leader in interactive entertainment."

The Uproar Network is comprised of a family of owned and operated (O&O) Internet sites and several affiliate sites. The charter Uproar Network O&O sites are uproar.com, iwin.com, ibetcha.com, and amused.com. Current Uproar Network affiliate sites include Gamescene, gameColony, Kasparov.com, and CasesLadder.com. The Uproar Network O&O sites feature complementary content and design, while the affiliate sites serve primarily as advertising delivery partners for the Uproar Network and manage their content independently.

A broad and loyal audience positions the Uproar Network well within the top one percent of all Internet properties in terms of overall audience reach. According to Media Metrix (August 2000), the Uproar Network would have ranked #1 among pure-play interactive entertainment properties, and #22 among all Internet properties, in terms of unique users, reaching more than 9.1 million unique users, or 11.8% of the overall Internet audience. On average, visitors spent more than 40 minutes on the Uproar Network sites in August, enough to rank #23 in "stickiness." Uproar Network sites reach one out of every nine Internet users in the US. With a strong international presence, which includes local language sites in 14 countries, Uproar Inc. is able to utilize the global reach of the World Wide Web.

Uproar Network clients include some of the top-spending online marketers in online and offline industries such as entertainment, automotive, and healthcare. With the integration of iwin's clientele, Uproar's overall advertiser base expands significantly, as does the company's menu of advertising products, which includes a full range of impression-based, performance-based, and opt-in media.


                                    - more -


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Uproar Acquires iwin.com, Inc. - page 2 of 2


With the completion of the iwin.com acquisition, Kenneth Cron remains Chairman and CEO of Uproar Inc. and Joel Wilhite remains Chief Financial Officer. Thompson Barnhardt has stepped down from the Uproar Board of Directors, while Fred Krueger, founder of iwin; Richard Janssen, co-founder of Homestore.com; and Gary Loveman, Chief Operating Officer of Harrah's Entertainment Inc. (NYSE:
HET), have each been elected to serve on Uproar's Board. Mr. Krueger has also been appointed Vice Chairman of the Board. Scott Kaufman, previously iwin.com's Vice President, Product Management, has been named Executive Vice President, Product Development for Uproar and will report directly to Kenneth Cron.

About Uproar Inc.
Uproar Inc. is a leading interactive entertainment company. It operates a family of advertising-supported interactive entertainment sites, which make up the backbone of the Uproar Network, an extensive entertainment-based Internet advertising platform. Uproar Inc. sites include: uproar.com, a leading online entertainment destination offering games and game shows; iwin.com, a leading games-for-prizes and Internet lottery site; ibetcha.com, a peer-to-peer entertainment site offering users the opportunity to predict the outcome of real-world events for a chance to win prizes; and amused.com, a site featuring humor and entertainment. With more than 8.7 million unique users per month, the Uproar Network ranks among the Top-25 Web properties overall and reaches 11% of the U.S. online audience. Uproar sites are also available in 14 languages worldwide. Headquartered in New York with offices in Los Angeles, San Francisco, London, Hamburg and Budapest, Uproar Inc. is publicly traded on the Nasdaq National Market system under the ticker symbol UPRO and on the European Association of Securities Dealers' Automated Quotation system (EASDAQ) under the ticker symbols UPRO and UPROrs.


This press release contains statements of a forward-looking nature relating to future events or future financial results of Uproar Inc. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors which could cause actual events or results to differ materially from those indicated in such forward-looking statements, including the risk that Uproar will not be successful in implementing and integrating iwin's business into Uproar's operations and achieving the operating efficiencies necessary to obtain the desired results of this transaction, as well as the risk that the Uproar Network may not prove to be a successful initiative. Investors are directed to Uproar's reports and documents filed from time to time with the Securities and Exchange Commission and with EASDAQ for additional factors that should be considered before investing in Uproar's securities.

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